Exhibit 99.1

Boulder Brands Announces 2013 Second Quarter Results

Boulder, CO (August 1, 2013) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the second quarter ended June 30, 2013.

For the second quarter of 2013 compared to the equivalent period of 2012:

•	Net sales increased 45.7% to $110.7 million, operating income increased 148.8% to $10.7 million, and adjusted EBITDA increased 58.6% to $17.6 million.
•	Organic net sales increased 11.9% and organic adjusted EBITDA increased 19.7% (in each case on a pro forma basis assuming that the Company had owned Udi’s during the second quarter of 2012). Organic net sales, excluding discontinued items, increased 13.8%.
•	Diluted earnings per share were $0.05 in the second quarter of 2013, compared to $0.01 per share in the second quarter of 2012.
•	Non-GAAP diluted earnings per share, excluding certain items, were $0.06 in the second quarter of 2013, compared to $0.05 in the second quarter of 2012, and were impacted by higher interest, depreciation, and amortization when compared to last year.
•	The Company raised its outlook for the 2013 full year. The Company now expects net sales to be in the range of $455 million to $460 million (after transitioning its Smart Balance Milk to a licensing agreement in the third quarter of 2013 and excluding projected milk sales in the second half); EBITDA is expected to be in the range of $69 million to $71 million; adjusted EBITDA is expected to be in the range of $77 million to $79 million; and earnings per share is expected to be in the range of $0.29 to $0.31 per share.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “We reported another terrific quarter, as we continue to see strong sales momentum in our Natural segment and improved profitability in our Smart Balance segment. Our Natural segment, which includes the Udi’s, Glutino, and Earth Balance brands, represented 59.0% of our total net sales and reported a strong organic net sales increase of 38.6% and organic brand profit growth of 37.5%, in each case compared to the second quarter of 2012. The Natural segment continued to benefit from distribution gains with our gluten-free brands and Earth Balance snacks, and strong consumer engagement across all channels as the gluten-free category is witnessing strong growth, resulting in 41.1% organic net sales growth for our gluten free brands in the second quarter.”

Commenting further, Mr. Hughes said, “Our Smart Balance segment continues to execute on its core strategies which resulted in an increase in brand profit for this segment.  We began shipping space saver packaging in Q2 and expect to gain points of distribution on spreads as we move through the year. We are exiting certain categories that are not strategic, such as Bestlife spreads and Smart Balance Butter Blends; and on July 10th we announced a licensing agreement for Smart Balance Milk with Byrne Dairy. These strategies demonstrate our commitment to further strengthen Smart Balance’s profitability and its core portfolio of products which we expect will result in a more stable and profitable Smart Balance portfolio.”

2013 Second Quarter Results

Total Company net sales in the second quarter of 2013 increased 45.7% to $110.7 million, compared to net sales of $76.0 million in the second quarter of 2012. This performance reflected the impact from the acquisition of Udi’s, which closed on July 2, 2012, and strong growth from Glutino and Earth Balance. Organic net sales, which assume the Company owned Udi’s for the entire second quarter of 2012, increased 11.9% in the second quarter of 2013 compared to the second quarter of 2012.

The chart below reconciles net sales to organic sales for the second quarters of 2013 and 2012, by segment:

Reconciliation of Net Sales to Organic Net Sales – Second Quarter

$ in Millions	2013	2012

Natural Segment
Reported Net Sales	$65.3	$24.3
Udi’s Pre-Ownership	-	22.8
Organic Natural Segment Net Sales	65.3	47.1

Smart Balance Segment
Reported Net Sales	45.4	51.7
Discontinued items*	-	(1.6)
Smart Balance Net Sales – Excluding Discontinued Items*	45.4	50.1

Total Company Reported Net Sales	110.7	76.0
Total Company Organic Net Sales	$110.7	$98.9
Total Company Organic Net Sales – Excluding Discontinued Items*	$110.7	$97.3

*Discontinued items include Bestlife Spreads and Smart Balance Butter Blends

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income)) for the second quarters of 2013 and 2012, by the Company’s Natural and Smart Balance segments. In addition, it reconciles organic brand profit to reported brand profit:

Segment Results – Second Quarter

$ in Millions	2013	Margin	2012	Margin
Net Sales:
Natural	$65.3		$24.3
Smart Balance	45.4		51.7
	$110.7		$76.0
Gross Profit
Natural	$25.4	38.9%	$9.0	37.0%
Smart Balance	20.9	46.0%	23.0	44.5%
	$46.3	41.8%	$32.0	42.1%
Brand Profit
Natural	$15.4	23.6%	$5.5	22.6%
Smart Balance	14.4	31.7%	13.7	26.5%
	$29.8	26.9%	$19.2	25.3%
Udi’s pre-ownership brand profit			5.7	25.0%
Organic Brand Profit	$29.8	26.9%	$24.9	25.2%

Net sales for the Company’s Natural segment (Udi’s, Glutino, and Earth Balance brands) increased 168.7% to $65.3 million in the second quarter of 2013 compared to $24.3 million in the second quarter of 2012. Organic net sales for the Natural segment increased 38.6% in the quarter. The Company’s gluten-free brands – Udi’s and Glutino – reported organic net sales growth of 44.6% and 36.0%, respectively, in the quarter, which was driven by an acceleration in distribution gains and continued strength in the gluten-free category. The Company’s Earth Balance portfolio registered a net sales gain of 22.8% in the second quarter of 2013 compared to the second quarter of 2012.

Net sales for the Company’s Smart Balance segment declined 12.2% to $45.4 million in the second quarter of 2013 compared to $51.7 million in the second quarter of 2012. This segment was negatively impacted by the winding down of Bestlife® spreads and Smart Balance® Butter Blends, as the Company repositioned its focus on premium spreads and spreadable butter within the spreads category. Excluding the impact of these discontinued items, sales for the Smart Balance segment declined 9.4% in the second quarter of 2013 compared to the same period in 2012.

Despite the difficult environment for spreads, the Company’s premium spreads and spreadable butter products outperformed the competition and gained share in its category. Net sales of the Company’s Smart Balance® Spreads and Spreadable Butter businesses, when combined, declined 6.2% in the second quarter of 2013. The positive impact from the introduction of Smart Balance® Spreadable Butter was offset by lower volume in the Company’s core spreads business.

Net sales of the Company’s Smart Balance grocery products decreased 12.5% in the second quarter of 2013 compared to the second quarter of 2012, primarily due to lower sales in the peanut butter and oil businesses. This decrease was mainly attributable to pricing and promotion activities from competitors.

Net sales of Smart Balance® milk decreased 4.4% in the second quarter of 2013. This decrease was mainly attributable the Company’s strategy to improve profitability in milk by scaling back less profitable accounts. On July 10th, the Company announced it signed an exclusive license agreement with Byrne Dairy, of Lafayette, NY, its current co-packer for Smart Balance® Milk. Under the terms of the agreement, beginning in the third quarter of 2013 Byrne will exclusively distribute and market Smart Balance® Milk; Boulder Brands will receive royalty payments.

Gross profit in the second quarter of 2013 increased 44.7% to $46.3 million, or 41.8% of net sales compared to $32.0 million, or 42.1% of net sales in the second quarter of 2012. Although gross margin increased in both the Natural and Smart Balance segments, due to improvement in manufacturing efficiencies and synergies in the Natural segment, and improvement in gross margin for Spreadable Butter and Milk in the Smart Balance segment, overall gross margin was impacted by the negative mix impact from the Natural segment.

Brand Profit for the Company’s Natural segment increased to $15.4 million in the second quarter of 2013 from $5.5 million in last year’s quarter. The significant increase is related to the Udi’s acquisition, as it contributed approximately $7.4 million to brand profit, as well as the growth from Glutino and Earth Balance. Organic brand profit for the Natural segment increased 37.5% from last year’s quarter.

Brand Profit for the Company’s Smart Balance segment increased 5.1% to $14.4 million in the second quarter of 2013 from $13.7 million in the previous year’s quarter primarily due to higher gross margin and lower marketing compared to last year.

The table below provides a reconciliation of GAAP operating income to adjusted EBITDA, a non-GAAP measure.

Reconciliation of Operating Income to Adjusted EBITDA – Second Quarter

$ in Millions	2013	2012
Operating income	$10.7	$4.3
Add back certain items affecting operating income:
Restructuring, acquisition and integration-related costs	1.1	1.7
Non-GAAP operating income	11.8	6.0
Add back non-cash and other items affecting operating income:
Depreciation and amortization	4.6	2.9
Stock-based compensation expense	1.9	1.9
Subtotal	18.3	10.8
Less other expense, net	0.7	(0.3)
Adjusted EBITDA	$17.6	$11.1

Udi's pre-ownership Adjusted EBITDA	N/A	$3.6

Organic Adjusted EBITDA	$17.6	$14.7

Operating income increased to $10.7 million in the second quarter of 2013 compared to $4.3 million in the second quarter of 2012. Excluding restructuring, acquisition and integration-related costs, non-GAAP operating income increased to $11.8 million in the second quarter of 2013 compared to non-GAAP operating income of $6.0 million in the second quarter of 2012. The charges impacting operating income in the second quarter of 2013 include acquisition and integration-related costs, primarily related to the Davies and Udi’s acquisitions. The second quarter of 2012 was unfavorably impacted by the acquisition and integration-related costs associated with Udi’s. In addition, the 2012 quarterly provision for income taxes was unfavorably impacted by the reduction of deferred tax assets related to the forfeiture of certain stock options. Second quarter 2013 operating income was impacted by higher depreciation and amortization of approximately $1.7 million when compared to last year’s quarter.

Other expenses of $0.7 million, in the second quarter of 2013, primarily reflect costs associated with commodity hedging activities and currency changes in the Company’s Canadian subsidiary. In the second quarter of 2012, these activities resulted in a benefit of $0.3 million.

Adjusted EBITDA increased 58.1% to $17.6 million in the second quarter of 2013 compared to $11.1 million in the prior year’s quarter. Organic adjusted EBITDA increased 19.7% in the second quarter of 2013 compared to the second quarter of 2012.

The table below provides a reconciliation of GAAP Net Income and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income and Earnings Per Share (EPS) – Second Quarter

	Net Income ($Mil)		Diluted EPS ($ Per Share)
	2013	2012	2013	2012
Reported GAAP	$3.1	$0.5	$0.05	$0.01
Add back certain items:
Acquisition & integration costs	0.7	0.3	0.01	0.01
Forfeiture of certain stock options	-	1.4	-	0.02
Tax rate adjustment	-	0.7	-	0.01
Total certain items	0.7	2.4	0.01	0.04

Excluding certain items (Non-GAAP)	$3.8	$2.9	$0.06	$0.05

 Excluding the items noted above, non-GAAP net income in the second quarter of 2013 was $3.8 million, or $0.06 per share, compared with net income of $2.9 million, or $0.05 per share, in the second quarter of 2012. In the second quarter of 2013, net income was impacted by higher interest, depreciation and amortization expense of approximately $5.2 million, or $0.05 per share, when compared to the second quarter of 2012.

2013 Outlook

The Company raised its outlook for 2013. The Company now expects net sales to be in the range of $455 million to $460 million (after transitioning its Smart Balance Milk to a licensing agreement beginning in the third quarter of 2013 and excluding projected milk sales in the second half); EBITDA is expected to be in the range of $69 million to $71 million; and adjusted EBITDA is expected to be in the range of $77 million to $79 million. In addition, the Company now expects interest expense to be approximately $17 million including the amortization of deferred loan costs and depreciation and amortization to be approximately $20 million. As a result of the foregoing, earnings per share is expected to be in the range of $0.29 to $0.31.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for 2013, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or the industry in which we operate; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino and Udi’s businesses (and other companies we may acquire) and realize the expected benefits of the Glutino and Udi’s acquisitions (and other acquisitions we may consummate); operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs; respond to potential changes in future tax rates; handle unexpected costs, charges, liabilities, or expenses resulting from the company’s recent and potential future acquisitions; potential adverse reactions or changes in business relationships resulting from acquisitions; as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “organic net sales,” “brand profit,” “organic brand profit,” "net income and diluted earnings per share (EPS) excluding certain items," “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists potential investors and securities analysts who evaluate our Company. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated assuming that we had owned Udi’s during the second quarter of 2012. The Company believes that the exclusion of both non-cash and certain items, helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) net income excluding certain items, (ii) diluted earnings per share, excluding certain items, (iii) EBITDA and (iv) Adjusted EBITDA, are (i)) net income, (ii) diluted earnings per share, (iii) operating income and (iv) operating income. We have included in this press release reconciliations of organic net sales to net sales, adjusted EBITDA to GAAP operating income, organic brand profit to brand profit, net income excluding certain items to GAAP net income and diluted EPS excluding certain items to GAAP EPS. Because of the forward-looking nature of the Company’s forecasted EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products. The company’s health and wellness platform consists of brands that target specific consumer needs: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetic diets and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

303-652-0521 x152

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

303-652-0521 x312

 BOULDER BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
Assets	(unaudited)

Current assets:
Cash	$3,102	$11,509
Accounts receivable, net of allowance of: $633 (2013) and $656 (2012)	30,128	30,323
Accounts receivable - other	1,009	3,277
Inventories, net	35,487	25,292
Prepaid taxes	246	3,206
Prepaid expenses and other assets	4,239	1,776
Deferred tax asset	7,140	6,201
Total current assets	81,351	81,584
Property and equipment, net	47,192	31,195
Other assets:
Goodwill	321,542	322,191
Intangible assets, net	227,794	233,691
Deferred costs, net	10,783	11,545
Other assets	3,879	1,748
Total other assets	563,998	569,175
Total assets	$692,541	$681,954
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$59,103	$60,592
Income taxes payable	110	110
Current portion of long-term debt	23	25
Total current liabilities	59,236	60,727
Long-term debt	237,273	232,890
Deferred tax liability	48,084	48,867
Contract payable	1,375	2,750
Other liabilities	1,214	1,232
Total liabilities	347,182	346,466
Commitment and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 63,220,867
and 63,194,629 issued in 2013 and 2012, respectively and 59,530,204 and	6	6
59,503,966 outstanding in 2013 and 2012, respectively
Additional paid in capital	552,237	548,470
Accumulated deficit	(189,705)	(196,764)
Accumulated other comprehensive loss, net of tax	(1,811)	(629)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	345,132	335,488
Noncontrolling interest	227	—
Total equity	345,359	335,488
Total liabilities and stockholders' equity	$692,541	$681,954

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$110,669	$75,989	$217,322	$155,280
Cost of goods sold	64,378	43,988	125,457	88,199
Gross profit	46,291	32,001	91,865	67,081
Operating expenses:
Marketing	7,893	6,486	14,969	13,291
Selling	8,973	6,339	17,208	13,142
General and administrative	17,640	13,157	34,960	27,011
Restructuring, acquisition and integration-related costs	1,104	1,692	1,307	1,554
Total operating expenses	35,610	27,674	68,444	54,998
Operating income	10,681	4,327	23,421	12,083
Other income (expense):
Interest expense	(4,878)	(1,290)	(9,649)	(2,450)
Other (expense) income, net	(660)	277	(1,504)	(181)
Total other (expense)	(5,538)	(1,013)	(11,153)	(2,631)
Income before income taxes	5,143	3,314	12,268	9,452
Provision for income taxes	2,049	2,830	5,213	5,265
Net income	3,094	484	7,055	4,187
Less: Net loss attributable to noncontrolling interest	4	—	4	—
Net income attributable to Boulder Brands, Inc. and
Subsidiaries common stockholders	$3,098	$484	$7,059	$4,187
Earnings per share attributable to Boulder Brands, Inc. and
Subsidiaries common stockholders:
Basic	$0.05	$0.01	$0.12	$0.07
Diluted	$0.05	$0.01	$0.11	$0.07
Weighted average shares outstanding:
Basic	59,507,191	58,940,675	59,505,599	58,940,361
Diluted	62,007,586	59,554,654	62,091,447	59,372,564
Net income	$3,094	$484	$7,055	$4,187
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(739)	(451)	(1,182)	2
Other comprehensive (loss) income	(739)	(451)	(1,182)	2
Comprehensive income	2,355	33	5,873	4,189
Less: Comprehensive loss attributable to noncontrolling
interest	4	—	4	—
Comprehensive income attributable to Boulder Brands, Inc.
and Subsidiaries common stockholders	$2,359	$33	$5,877	$4,189